Exhibit 99.1
                                                                    ------------


November 3, 2006



Dear Shareholder:

The third quarter of 2006 was an excellent quarter for your Corporation in several respects. The National Bank of Indianapolis Corporation reached total assets of $995 million at September 30 compared to total assets of $940 million at September 30 last year, an increase of approximately 6%.

Your Corporation also posted a record third quarter with respect to profitability. In the third quarter of 2006, The National Bank of Indianapolis Corporation earned a profit of $1,781,000 or $0.74 per fully diluted share compared to $1,665,000 or $0.70 in the third quarter last year, a growth rate of approximately 6%. Also, for the first nine months of this year, income totaled $5,182,000 or $2.16 per share compared to $4,582,000 or $1.92 per share for the same nine month period last year, up approximately 13%.

The third quarter performance was due in large part to continued growth of loans, deposits, and Wealth Management assets. Loans have grown $45 million or approximately 7% over September 30 last year and now exceed $721 million. In the first nine months of 2006, we have experienced no "net" loan losses; instead, we have recovered $551,000 on loans previously charged off and charged-off $494,000 in loans, thereby achieving $57,000 of net recoveries. Our reserve for loan losses now exceeds $9,200,000, which we believe is adequate to absorb future losses.

Deposits have also shown excellent growth. Total deposits now exceed $825 million, up $45 million or approximately 6% over September 30 last year.

Fee income was another important aspect of our third quarter profit. For the first nine months of 2006, the Corporation generated fee income in excess of $6,087,000 compared to $5,594,000 last year, up $493,000 over last year. Much of the growth in fee income is due to increased activity in the Wealth Management Division. At September 30, total assets under administration in the Wealth Management Division reached $1.036 billion - a new high for the Corporation.

With respect to the economic picture, the Federal Reserve has already increased the federal funds rate four times in 2006. However, longer term bond yields have stabilized and started to decline. This "inverted yield curve" presents challenges for bank asset / liability management. We expect interest rates to pause before beginning to moderate in future months.

Several recent announcements indicate an increasing level of competition in an already crowded Indianapolis banking market. Sky Bank from Ohio is set to close on the acquisition of Union Federal. Tower Bank of Ft. Wayne has announced the formation of a new de novo bank in Indianapolis. Harris Bank of Chicago has agreed to acquire First National Bank of Kokomo and has announced major ambitions for expanding in Indianapolis. As a result, we expect to see even more intense competition in the future.

The repurchase plan for shares of the Corporation remains in force. To date, the plan has purchased over 335,000 shares at prices up to $45.84 per share. Please note that if you wish to use your National Bank of Indianapolis Corporation common stock to make charitable contributions, the repurchase plan is allowed to repurchase the stock directly from the charitable organization. If you are interested in discussing the repurchase plan, please call Morrie Maurer at 261-9601.

In summary, the first nine months of 2006 have been gratifying. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.

Sincerely,


/s/ Michael S. Maurer  /s/ Morris L. Maurer         /s/ Philip B. Roby


Michael S. Maurer      Morris L. Maurer             Philip B. Roby
Chairman               President and                Executive Vice President and
                       Chief Executive Officer      Chief Operating Officer







                           FORWARD LOOKING STATEMENTS

This document contains forward-looking statements. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. The forward-looking statements are based on management's expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements. Risks and uncertainties that could cause actual results to differ materially include, without limitation, the Corporation's ability to effectively execute its business plans; changes in general economic and financial market conditions; changes in interest rates; changes in the competitive environment; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; losses, customer bankruptcy, claims and assessments; changes in banking regulations or other regulatory or legislative requirements affecting the Corporation's business; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies. Additional information concerning factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements is available in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2005, and subsequent filings with the United States Securities and Exchange Commission (SEC). Copies of these filings are available at no cost on the SEC's Web site at www.sec.gov or on the Corporation's Web site at www.nbofi.com. Management may elect to update forward-looking statements at some future point; however, it specifically disclaims any obligation to do so.

                                          THIRD QUARTER 2006 HIGHLIGHTS

-------------------------------------------------------------------------------------------------------------------
                                        Selected Balance Sheet Information
-------------------------------------------------------------------------------------------------------------------
                                             Sept. 30, 2006    Sept. 30, 2005                        Dec. 31, 2005
(in thousands)                                   (unaudited)       (unaudited)                            (audited)
-------------------------------------------------------------------------------------------------------------------
Total Assets                                       $995,599          $939,844                             $928,462
Loans                                               721,654           676,690                              684,488
Reserve for Loan Losses                              (9,264)           (7,722)                              (8,346)
Investment Securities                               149,291           128,556                              153,735
Total Deposits                                      825,408           780,616                              774,316
Shareholders'  Equity                                57,963            50,490                               51,583
-------------------------------------------------------------------------------------------------------------------


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                                      Selected Income Statement Information
-------------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended                   Nine Months Ended
                                                    September 30,                        September 30,
-------------------------------------------------------------------------------------------------------------------
(in thousands)                                         2006              2005               2006              2005
-------------------------------------------------------------------------------------------------------------------
Net Interest Income                                  $8,168            $7,858            $23,734           $22,144
Provision for Loan Losses                               225               565                861             1,485
Non-Interest Income                                   2,096             1,974              6,087             5,463
Non-Interest Expense                                  7,476             6,543             21,279            18,649
Pretax Income                                         2,563             2,724              7,681             7,473
Net Income                                            1,781             1,665              5,182             4,582
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-------------------------------------------------------------------------------------------------------------------
                                          Selected Per Share Information
-------------------------------------------------------------------------------------------------------------------
                                                  Three Months Ended                   Nine Months Ended
                                                    September 30,                        September 30,
-------------------------------------------------------------------------------------------------------------------
                                                       2006              2005               2006              2005
-------------------------------------------------------------------------------------------------------------------
Basic Earnings Per Share                              $0.77             $0.72              $2.25             $1.99
Diluted Earnings Per Share                            $0.74             $0.70              $2.16             $1.92
Book Value per Share                                 $25.07            $21.53             $25.07            $21.53
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